Exhibit (c)

                                Fairness Opinion

April 3, 2001

To the Independent Committee of the Board of Directors of Jerry's Famous Deli, Inc.

Board Members:

The Mentor Group Inc. ("TMG") understands Jerry's Famous Deli, Inc. and certain subsidiaries (collectively "JFDI" or the "Company"), a publicly-owned company presently reporting under the Securities Exchange Act of 1934, proposes to enter into a transaction whereby up to 600,000 share of the current publicly available shares will be purchased by the Company at $5.30 per share. The Company has represented that there are approximately 4,673,042 common shares outstanding.

The transaction will be based on the agreed to terms as follows: The price and size of the tender are subject to change and contingencies, including approval of the Company's lenders and no material change in circumstances while the offer is being prepared or during the offering period. In addition the Company has not yet received definitive advice from its major shareholders as to whether or how many shares they might tender in the offer. If the Company's major shareholders do not tender a significant number of shares, the Company would have the ability to purchase all of the shares held by non-affiliates of the Company. If the number of shares held by non-affiliates of the Company falls below 500,000 shares, as it could as a result of the tender offer, the Company's shares would be de-listed from the Nasdaq small capital market. JFDI will repurchase up to 600,000 shares of publicly available common stock at a cash purchase price of $5.30 per share. All of the above discussion is herein referenced to as the "Transaction".

You requested that TMG render an opinion (the "Opinion") as to the Transaction. The Opinion does not address the Company's underlying business decisions to effect the Transaction. The Opinion does not address any other related party or Company transactions. TMG has not been requested to, and did not, solicit third party indications of interest in acquiring all or any of the shares or assets of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, TMG made such reviews, analyses and inquires, as we deemed necessary and appropriate under the circumstances. The scope of TMG work included the following:

1. Reviewed the historical stock prices and trading volume for JFDI's common stock.

2. Reviewed the audited annual financial statements of JFDI as of December 31, 1996 to December 31, 2000, and the four quarterly financial statements as of December 31, 2000, which the Company has identified as being the most current financial statements available.

3.   Visited the business office and certain restaurants of the Company.

4. Met with certain members of senior management of the Company to discuss operations, financial conditions, future prospects and projected operations and performance of the Company.

5.   Reviewed the terms for the proposed repurchase of shares.

6. Reviewed and discussed contingent liabilities identified by the Company's management.

JFDI - Board of Directors
April 3, 2001
Page 2 of 5

7. Reviewed forecasts and projections prepared by JFDI with respect to the Company for the years ended 2001 to 2003.

8. Reviewed certain other publicly available financial data for certain companies that TMG deems comparable to the Company, and publicly available prices paid in other transactions that TMG considers similar to the Transaction.

We have relied upon and assumed, without independent verification or assumption of responsibility with respect to, that the financial information provided to TMG has been reasonably prepared and reflects the best currently available estimates of the financial results and conditions of the Company. Also, it is assumed that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to TMG.

TMG has not made any physical inventory or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market, and other conditions as they existed and can be evaluated by TMG at the date of this letter.

The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of TMG. The current Board of Directors of JFDI alone contracted for and is the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without TMG's prior express written consent. Any use which any third party makes of the Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party. This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

Based on the foregoing, and in reliance thereon, it is TMG's opinion that the Transaction is fair to the current shareholders of the Company from a financial point of view.

Respectfully submitted,



THE MENTOR GROUP, INC.

JFDI - Board of Directors
April 3, 2001
Page 3 of 5

                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

The analyses and opinions concluded by the The Mentor Group (TMG) and set forth in this fairness opinion report are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this report.

We have no personal interest or bias with respect to the subject matter of this report or the parties involved.

To the best of our knowledge and belief, the statements of fact contained in this report, upon which the analyses, opinions and conclusions expressed herein are based, are true and correct.

TMG has made personal visits to the premises of the business and conducted interviews with management.

The fee for this engagement is not contingent upon the any particular outcome reported.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances that may be in place against the business or assets, except as specifically stated in this report.

All conclusions are presented as the considered opinion of TMG based on the facts noted with this report. We assume no responsibility for changes in values or market conditions nor for the inability of the owner to locate a purchaser. The conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is a fairness opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

Client agrees to preserve the confidential format and content of our reports. Our reports and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your legal counsel. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abridge, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, TMG may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the entity have been provided either by management or its representatives and accepted without further verification, except as may be noted in the report. Therefore, to the extent that such information may be found at a latter date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our conclusion or the use of our conclusion in actions taken by our client.

While we accept as correct the information furnished us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of liquidating any material assets other than in the normal course of business.

Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any loans or leases currently in effect will not be altered by any debtor or lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed to TMG.

JFDI - Board of Directors
April 3, 2001
Page 4 of 5

We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise that would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this report does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the report.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses may, in part, be based on estimates and assumptions that are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses will vary from our estimates, and the variations may be material.

This report contains prospective financial estimates or opinions that represent the appraiser's view of expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

No consideration has been given in this appraisal to the underlying market value of real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this report.

TMG assumes no responsibility for economic or physical factors that may affect the opinions herein stated which occur at some date after the date of the appraisal report. Forecasts of future events that influence the fairness opinion are predicated on the continuation of historic and current trends in the market.

TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available. We assume no responsibility for any financial reporting judgments that are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

Any dispute of claim made with respect to this report shall be submitted to resolution in accordance with the rules of the American Arbitration Association for arbitration, and the decision of the Association shall be binding. All services, pursuant to this report, shall be deemed to be contracted for and rendered in the county of The Mentor Group office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copy rights, trade secrets, etc.) either valued separately and distinctly from the business or which may contribute to the value

JFDI - Board of Directors
April 3, 2001
Page 5 of 5

for the shareholders, but
not be separately valued as a part of this engagement, TMG expresses no opinion regarding, nor shall it have any responsibility in connection with, any of the following matters:

a.   verifying the ownership of the property;
b. determining whether the owner of the property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;
c. the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;
d. whether property identified as a trade secret is, in fact a legally enforceable trade secret, and the scope of protection offered;
e. the scope of patent claims; that is, the range and types of products or processes covered by any patent;
f. whether the inventor(s) identified in any patent is (are) the true inventor(s), and whether all inventors have been named;
g.   the scope of rights in trademarks, service marks or trade names;
h.   the correct authorship of any copyrighted works;
i. whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

The liability of TMG and its employees and independent contractors is limited to the client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the report or any part thereof is disseminated to anyone other than the client, the client shall make such parties aware of all limiting conditions and assumptions affecting the appraisal assignment. Neither the TMG nor it's independent contractors is in any way responsible for any costs incurred to discover or correct any physical, financial, and/or legal deficiencies of any type present in the JFDI.